CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Equity Trust

We consent to the use of our reports, dated September 29, 2008, for the Disciplined Value Fund, Evergreen Equity Income Fund, Evergreen Fundamental Mid Cap Value Fund, Evergreen Intrinsic Value Fund, Evergreen Small Cap Value Fund and Evergreen Special Values Fund, each a series of the Evergreen Equity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “INDEPENENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

November 24, 2008